Exhibit 5.3

Luxembourg, 26 March 2024 JBS S.A. Av. Marginal Direita do Tietê 500, Bloco I, 3rd Floor CEP 05118-100 City of São Paulo, State of São Paulo Brazil (the “Addressee”)

Dear Sir, dear Madam,

1.	We have acted as Luxembourg legal counsel to (i) JBS USA Holding Lux S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg with its registered address at 21 Avenue de la Gare, étage 2, L-1611 Luxembourg and registered with the RCS under number B203413 (“JBS USA Holding Lux”), (ii) JBS Global Luxembourg S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated and existing under the laws of Luxembourg with its registered address at 21 Avenue de la Gare, étage 2, L-1611 Luxembourg and registered with the RCS under number B174209 (“JBS Global Luxembourg”), and (iii) JBS Luxembourg Company S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated and existing under the laws of Luxembourg with its registered address at 21 Avenue de la Gare, étage 2, L-1611 Luxembourg and registered with the RCS under number B202366 (“JBS Luxembourg” and together with together with JBS USA Holding Lux and JBS Global Luxembourg referred to as the “Companies” and each a “Company”) in connection with (a) outstanding unregistered notes of series specified below co-issued by JBS USA Food Company, a Delaware corporation (“JBS USA Food Company”), JBS USA Holding Lux and JBS Luxembourg (together, the “Issuers”) and (b) JBS S.A.’s offers to exchange (collectively, the “Exchange Offers”) up to: (i) US$1,600,000,000 aggregate principal amount of the Issuers’ 6.750% Senior Notes due 2034 (the “Old 2034 Notes”) for newly issued and registered 6.750% Senior Notes due 2034 (the “New 2034 Notes”); (ii) US$900,000,000 aggregate principal amount of the Issuer’s 7.250% Senior Notes due 2053 (the “Old 2053 Notes”) for newly issued and registered 7.250% Senior Notes due 2053 (the “New 2053 Notes”); (iii) US$3,062,000 aggregate principal amount of the Issuers’ 2.500% Senior Notes due 2027 (the “Old 2027 Notes”) for newly issued and registered 2.500 % Senior Notes due 2027 (the “New 2027 Notes”); (iv) US$20,676,000 aggregate principal amount of the Issuers’ 5.125 % Senior Notes due 2028 (the “Old 2028 Notes”) for newly issued and registered 5.125% Senior Notes due 2028 (the “New 2028 Notes”); (v) US$993,000 aggregate principal amount of the Issuers’ 6.500% Senior Notes due 2029 (the “Old 6.500% 2029 Notes”) for newly issued and registered 6.500% Senior Notes due 2029 (the “New 6.500% 2029 Notes”); (vi) US$343,000 aggregate principal amount of the Issuers’ 3.000% Senior Notes due 2029 (the “Old 3.000% 2029 Notes”) for newly issued and registered 3.000% Senior Notes due 2029 (the “New 3.000% 2029 Notes”); (vii) US$4,635,000,000 aggregate principal amount of the Issuers’ 5.500%% Senior Notes due 2030 (the “Old 2030 Notes”) for newly issued and registered 5.500% Senior Notes due 2030 (the “New 2030 Notes”); (viii) US$7.909,000 aggregate principal amount of the Issuers’ 3.750% Senior Notes due 2031 (the “Old 2031 Notes”) for newly issued and registered 3.750% Senior Notes due 2031 (the “New 2031 Notes”); (ix) US$16,974,000,000 aggregate principal amount of the Issuers’ 3.000% Sustainability-Linked Senior Notes due 2032 (the “Old 3.000% 2032 Notes”) for newly issued and registered 3.000% Sustainability-Linked Senior Notes due 2032 (the “New 3.000% 2032 Notes”); (x) US$35,498,000 aggregate principal amount of the Issuers’ 3.625% Sustainability-Linked Senior Notes due 2032 (the “Old 3.625% 2032 Notes”) for newly issued and registered 3.625% Sustainability-Linked Senior Notes due 2032 (the “New 3.625% 2032 Notes”); (xi) US$828,000 aggregate principal amount of the Issuers’ 5.750% Senior Notes due 2033 (the “Old 2033 Notes”) for newly issued and registered 5.750% Senior Notes due 2033 (the “New 2033 Notes”); (xii) US$115,000 aggregate principal amount of the Issuers’ 4.375% Senior Notes due 2052 (the “Old 4.375% 2052 Notes”) for newly issued and registered 4.375% Senior Notes due 2052 (the “New 4.375% 2052 Notes”); and (xiii) US$2,345,000 aggregate principal amount of the Issuers’ 6.500% Senior Notes due 2052 (the “Old 6.500% 2052 Notes” and, together with the Old 2034 Notes, the Old 2053 Notes, the Old 2027 Notes, the Old 2028 Notes, the Old 6.500% 2029 Notes, the Old 3.000% 2029 Notes, the Old 2030 Notes, the Old 2031 Notes, the Old 3.000% 2032 Notes, the Old 3.625% 2032 Notes, the Old 2033 Notes and the Old 4.375% 2052 Notes, the “Old Notes”) for newly issued and registered 6.500% Senior Notes due 2052 (the “New 6.500% 2052 Notes” and, together with the New 2034 Notes, the New 2053 Notes, the New 2027 Notes, the New 2028 Notes, the New 6.500% 2029 Notes, the New 3.000% 2029 Notes, the New 2030 Notes, the New 2031 Notes, the New 3.000% 2032 Notes, the New 3.625% 2032 Notes, the New 2033 Notes and the New 4.375% 2052 Notes, the “New Notes”), pursuant to a registration statement on Form F-4 (as amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Securities Act”).

2.	For the purposes of this opinion, we have examined, to the exclusion of any other document, the following documents (the “Documents”):

(a)	a copy of the articles of association of (i) JBS USA Holding Lux as at 16 July 2018 (ii) JBS Global Luxembourg as at 14 January 2021 and (iii) JBS Global Luxembourg as at 31 December 2023(the “Articles”);

(b)	an excerpt of the Luxembourg trade and companies register (Registre de commerce et des sociétés) (the “Register”) pertaining to each Company dated 26 March 2024;

(c)	an electronic copy of a certificate of non-registration of a judicial decision or an administrative dissolution without liquidation (certificat de non-inscription d’une décision judiciaire ou de dissolution administrative sans liquidation) issued by the Luxembourg Insolvency Register (Registre de l’insolvabilité) (the “Insolvency Register”) pertaining to each Company dated 26 March 2024 (the “Negative Certificates”) confirming that on the day immediately prior to the date of issuance of the Negative Certificate, there were no records at the Insolvency Register of any court order regarding, amongst others, a (i) bankruptcy adjudication against any Company, (ii) reprieve from payment (sursis de paiement), (iii) judicial reorganisation (réorganisation judiciare), or (iv) administrative dissolution without liquidation (dissolution administrative sans liquidation);

(d)	a scanned copy of the executed written resolutions taken by the board of managers of each Company held on September 5, 2023 (the “Board Resolutions”);

(e)	A New York law governed base indenture dated 19 September 2023 and entered into between, amongst others, the Issuers, the guarantors party thereto and Regions Bank, as trustee (the “Trustee”), (as supplemented through the date hereof, the “2034 Notes Indenture”);

(f)	A New York law governed base indenture dated 19 September 2023 and entered into between, amongst others, the Issuers, the guarantors party thereto and the Trustee, (as supplemented through the date hereof, the “2053 Notes Indenture”);

(g)	A New York law governed base indenture dated 19 August 2022 and entered into between, amongst others, the Issuers, the guarantors party thereto and the Trustee, (as supplemented through the date hereof, the “2027 Notes Indenture”);

(h)	A New York law governed base indenture dated 21 June 2022 and entered into between, amongst others, the Issuers, the guarantors party thereto and the Trustee, (as supplemented through the date hereof, the “2028 Notes Indenture”);

(i)	A New York law governed base indenture dated 15 April 2019 and entered into between, amongst others, the Issuers, the guarantors party thereto and the Trustee, (as supplemented through the date hereof, the “6.500% 2029 Notes Indenture”);

(j)	A New York law governed base indenture dated 2 February 2022 and entered into between, amongst others, the Issuers, the guarantors party thereto and the Trustee, (as supplemented through the date hereof, the “3.000% 2029 Notes Indenture”);

(k)	A New York law governed base indenture dated 6 August 2019 and entered into between, amongst others, the Issuers, the guarantors party thereto and the Trustee, (as supplemented through the date hereof, the “2030 Notes Indenture”);

(l)	A New York law governed base indenture dated 28 May 2021 and entered into between, amongst others, the Issuers, the guarantors party thereto and the Trustee, (as supplemented through the date hereof, the “2031 Notes Indenture”);

(m)	A New York law governed base indenture dated 1 December 2021 and entered into between, amongst others, the Issuers, the guarantors party thereto and the Trustee, (as supplemented through the date hereof, the “3.000% 2032 Notes Indenture”);

(n)	A New York law governed base indenture dated 19 August 2022 and entered into between, amongst others, the Issuers, the guarantors party thereto and the Trustee, (as supplemented through the date hereof, the “3.625% 2032 Notes Indenture”);

(o)	A New York law governed base indenture dated 21 June 2022 and entered into between, amongst others, the Issuers, the guarantors party thereto and the Trustee, (as supplemented through the date hereof, the “2033 Notes Indenture”);

(p)	A New York law governed base indenture dated 2 February 2022 and entered into between, amongst others, the Issuers, the guarantors party thereto and the Trustee, (as supplemented through the date hereof, the “4.375% 2052 Notes Indenture”):

(q)	A New York law governed base indenture dated 21 June 2022 and entered into between, amongst others, the Issuers, the guarantors party thereto and the Trustee, (as supplemented through the date hereof, the “6.500% 2052 Notes Indenture” and together with the 2034 Notes Indenture, the 2053 Notes Indenture, the 2027 Notes Indenture, the 2028 Notes Indenture, the 6.500% 2029 Notes Indenture, the 3.000% 2029 Notes Indenture, the 2030 Notes Indenture, the 2031 Notes Indenture, the 3.000% 2032 Notes Indenture, the 3.625% 2032 Notes Indenture, the 2033 Notes Indenture and the 4.375% 2052 Notes Indenture, the “Indentures”);

(r)	The form F-4 registration statement dated 26 March 2024, including the base prospectus, filed with the Commission (the “Registration Statement”).

The Documents listed in paragraphs 2(e) to 2(r) are referred to in this opinion as the “Agreements”. The term “Agreements” includes, for the purposes of Schedule A and Schedule B, any document in connection therewith.

We have not reviewed any document other than the Documents. Except as stated expressly herein, we have not examined any other agreements, arrangements, instruments or other documents affecting, directly or indirectly, either the parties to the Documents or the Documents, nor have we made any other enquiries concerning any of the parties.

Nothing in this opinion should be construed as implying that we are familiar with the affairs of any party to the Agreements or any of their affiliates and this opinion is based solely on the Documents. We assume no responsibility for the investigation or verification of any statements of facts or the reasonableness of any assumption or statement of opinion (including, without limitation, as to any representations and warranties and as to the solvency of any party to the Agreements), without prejudice to the opinions expressed below in this opinion.

3.	This opinion speaks as of its date and is confined to and is given solely on the basis of the laws of Luxembourg as presently in force. We do not purport to be experts on, or generally familiar with, any law other than the laws of Luxembourg. Accordingly, we express no opinion herein with regard to any system of law other than the laws of Luxembourg in force at the date hereof, as currently published, and as interpreted and applied in published case law of Luxembourg courts.

This opinion expresses and describes Luxembourg legal concepts in English and not in their original French form. Luxembourg legal concepts expressed in English are to be construed in accordance with the Luxembourg legal concepts to which they refer. It cannot be excluded that due to the differences of legal systems, some words or phrases may have different connotations than the French words or phrases would have.

Furthermore, we have not been instructed to review or opine on any matter with respect to and we express no opinion as to (i) the capacity, power or existence of any party to the Agreements (other than any Company), (ii) the due execution of the Agreements (other than by any Company), (iii) the legality, validity, enforceability or admissibility in evidence of the Agreements, (iv) any liability to tax, which may arise or be suffered as a result of, or in connection with, any of the Documents or their execution, creation, issue, performance or enforcement, (v) any public international law or the rules of, or promulgated under, any treaty or by any treaty organisation, except to the extent it would have any direct effect under Luxembourg law, or (vi) on the laws of any jurisdiction other than Luxembourg.

No opinion is given that the future or continued performance of the obligations of any of the parties to the Agreements or the consummation of the transactions contemplated in the Agreements will not contravene Luxembourg law if such law is altered after the date hereof. We assume no obligation to advise any party or person of any changes of law or fact which occur after the date of this opinion, even if such change may affect the legal analysis, legal conclusions or information contained in this opinion.

4.	Based upon the assumptions set out in Schedule A and subject to the qualifications set out in Schedule B, and subject to any matters not disclosed to us, we are, as at the date hereof, of the following opinion:

Status, power, authority and authorization

(a)	Each Company has been formed for an indefinite duration and legally exists as a private limited liability company (société à responsabilité limitée) under the laws of Luxembourg.

(b)	Each Company has the corporate power and authority to enter into the Agreements and to perform its obligations thereunder (if any).

(c)	Each Company has taken all necessary corporate actions to authorise the entry into the Agreements and the performance of its obligations thereunder (if any).

Negative certificate

(d)	According to the Negative Certificates, on the day immediately prior to the date of issuance of the Negative Certificate, no court order was recorded with the Insolvency Register pursuant to which any Company had been adjudicated bankrupt (faillite) or become subject to, or benefited from, a reprieve from payment (sursis de paiement), judicial liquidation, judicial appointment of a temporary administrator, proceedings of administrative dissolution without liquidation (dissolution administrative sans liquidation) or judicial reorganisation (réoganisation judiciaire).

Due execution

(e)	The Agreements have been duly executed on behalf of each Company.

No conflict

(f)	Neither the entry by any Company into the Agreements, nor the performance by any Company of its obligations thereunder, conflict with any provision of the Articles or any mandatory provision of Luxembourg law generally applicable to limited liability companies.

5.	This opinion letter is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter is provided solely in connection with the Exchange Offers pursuant to the Registration Statement and is not to be relied upon for any other purpose.

6.	We hereby consent to the filing of this opinion as exhibit to the Registration Statement and to the reference to our firm in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit or imply that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

7.	This opinion is strictly limited to the matters stated herein and may not be read or construed as extending by implication to any matters not specifically referred to. The schedules to this opinion form an integral part of the opinion.

8.	This opinion is to be governed by and construed in accordance with Luxembourg law, as at the date of this opinion, and any disputes relating to it shall be of the exclusive jurisdiction of the competent courts of the city of Luxembourg. In particular, but without limitation, it may only be relied upon under the express condition that any issues of interpretation or liability arising hereunder will be governed by Luxembourg law and be exclusively brought before the competent courts of the city of Luxembourg.

Yours sincerely,

/s/ White & Case S.à r.l.
White & Case S.à r.l.

Schedule A – Assumptions

For the purposes of this opinion, we have assumed, and we have not verified independently, with your consent:

1.	the completeness and conformity to the originals of all documents purporting to be copies of originals, the authenticity of all documents submitted to us as copies, received by us by telefax or through electronic transmission or submitted to us as conformed, certified or photo static copies or photocopies and the authenticity of the originals thereof and the genuineness of all signatures, seals and stamps;

1.	that all documents submitted to us have been executed by the persons whose names are indicated thereon as being the names of the signatories (and that such persons had the general legal capacity to execute these documents);

2.	that the Agreements have in fact been signed on behalf of each Company by a person empowered in the Board Resolutions;

3.	that the place of the central administration (siège de l'administration centrale), the principal place of business (principal établissement) and the centre of main interests (as referred to in Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast) (the “EU Insolvency Regulation”)) of each Company are located at the place of its registered office (siège statutaire) in Luxembourg and that no Company has an establishment (as such term is defined in the EU Insolvency Regulation) outside Luxembourg;

4.	that no Company does, or is deemed to carry out an activity in the financial sector on a professional basis as referred to in the Luxembourg act dated 5 April 1993 relating to the financial sector, as amended or an activity requiring the holding of a business license under the Luxembourg act dated 2 September 2011 relating to the establishment of a certain business and business license;

5.	that each Company complies with the provisions of the Luxembourg act dated 31 May 1999 concerning the domiciliation of companies, as amended;

6.	that the Articles have not been amended since the date referred to in paragraph 2(a);

7.	that the Agreements and all other agreements referred to therein represent and contain the entirety of the transaction entered into by the parties thereto and the absence of any other arrangements between any of the parties to the Agreements which modify or supersede any of the terms of the Agreements and, in particular, that there is no “side-letter” entered into by the parties regarding this transaction and which would be material to this opinion;

8.	that all parties have acted in good faith in connection with the Agreements, that there is no illicit cause (cause illicite) in relation to the Agreements, that there is neither fraud (dol), duress (violence), mistake (erreur) or inadequacy (lésion) on the part of any of the parties to the Agreements, their respective directors, employees, agents and advisers; that there has been no material mistake of fact or misunderstanding, duress or undue influence in connection with the negotiation, execution or delivery of the Agreements;

9.	the truth, accuracy and completeness at all relevant times of each of the statements and matters of fact, relied upon, assumed herein, or contained in the Agreements;

10.	that all agreed conditions to the effectiveness of the Agreements have been or will be satisfied;

11.	that all of the representations and warranties (except to the extent opined upon in this opinion) given by any of the parties to the Agreements are, and will be, when made or repeated or when deemed made or repeated (as the case may be), and were at all relevant times, true and accurate and that any representation or warranty given by any of the parties to the Agreements that it is not aware of or has no notice of any act, matter, thing or circumstance means that the same does not exist or has not occurred;

12.	the due compliance with all matters under any applicable law other than Luxembourg law (including, without limitation, the obtaining of the necessary consents, licenses, approvals and authority, the making of the necessary filings, registrations and notifications, and the payment of stamp duties and other documentary taxes and charges), as may relate to the Agreements or the parties to the Agreements or other persons affected thereby or for the performance or enforcement by or against the parties or such other persons of their obligations or rights as they are to be performed or enforced, as the case may be;

13.	that each party to the Agreements (other than any Company) has the capacity, power and authority to enter into and to exercise its rights and to perform its obligations under the Agreements to which it is a party;

14.	that each party to the Agreements (other than any Company) has duly authorised, executed and delivered the Agreements to which it is a party;

15.	that the consent of any person (other than any Company), authority, or governmental agency which is required under any applicable law other than Luxembourg law in relation to the execution and delivery of the Agreements and the performance and observation of the terms thereof by the parties has been obtained on the date of this opinion and none of these transactions will infringe the terms of, or constitute a default under, any rule of law (including any rule of public policy) of any jurisdiction (other than Luxembourg to the extent opined herein), any agreement or other instrument or obligation to which any party thereto is a party or by which any of its property, undertaking, assets or reserves are bound;

16.	that none of the transactions contemplated under or further to any of the Agreements will constitute unlawful financial assistance under any applicable law;

17.	that the transactions contemplated by the Agreements are bona fide (bonne foi) transactions that have been entered into by the parties thereto for legitimate commercial purposes, without any intention to deprive of any legal benefit any persons (including for the avoidance of doubt third parties) or to circumvent any applicable mandatory laws or regulations of any jurisdiction (including without limitation any tax laws), are compatible with that parties profit purpose (but lucratif), are in the corporate interest (intérêt social) of each Company and serve the corporate purpose of each Company;

18.	that the entry by each Company into the Agreements is not an abnormal transaction in the sense that those acting on behalf of such Company know that, by doing so, it would prejudice its creditors;

19.	that no Company is, is deemed to be, and, as a result of entering into and performing the Agreements, will be, over-indebted in light of the current practice of the Luxembourg tax administration;

20.	that all managers signed the Board Resolutions, that the Board Resolutions have not been amended, rescinded, revoked or declared void and that each member of the board of managers of each Company has carefully considered the entry into and performance of the Agreements before signing the Resolutions;

21.	that the board of managers of each Company has satisfied itself that the obligations undertaken by such Company under the Agreements meet its corporate interest, are not disproportionate to its financial capacities and benefits, and the conclusions of the board in this respect are not unreasonable (under currently prevailing Luxembourg case law, this is primarily a question of fact for which the board of managers is solely responsible and as to which we express no opinion);

22.	that none of the managers of each Company had a direct or indirect economic interest which conflicted with the decisions of or with the transactions approved by the board of managers when the resolutions set out in the Board Resolutions were adopted;

23.	that on the day of this opinion and on the date of any transaction contemplated in the Agreements, (A) no party to the Agreements (i) was or will be deemed to be in a situation of cessation of payments within the meaning of Luxembourg or any other relevant bankruptcy legislation, (ii) will as a result of the Agreements or the transactions contemplated thereunder be unable to pay its debts, (iii) has resolved to enter into voluntary liquidation, (iv) has filed an application for bankruptcy or judicial reorganization, for a moratorium or any other similar proceedings under any other laws, (v) has been adjudicated bankrupt or annulled as a legal entity, and (B) no receiver, trustee, administrator (whether out of court or otherwise) or similar officer has been appointed in relation to any of the parties to the Agreements or any of their assets (although not constituting conclusive evidence, the Negative Certificate does not contradict this assumption in respect of any Company);

24.	that, in respect of the Agreements and the transactions contemplated thereby, referred to therein, provided for or effected thereby each of the parties has entered into and will enter into the same on arms’ length commercial terms;

25.	that none of the opinions expressed above will be affected by the laws or by any document governed by the laws of any jurisdiction outside Luxembourg; and

26.	that the Agreements constitute legal, valid and binding obligations of each of the parties thereto and are enforceable in accordance with their terms under the relevant governing laws and any other applicable law (other than Luxembourg law to the extent opined herein).

Schedule B – Qualifications

Our opinion is subject to the following qualifications:

1.	Where any person is vested with discretion or may determine a matter in its opinion, Luxembourg law may require that such discretion is exercised in good faith.

2.	This opinion is subject to any limitations arising from bankruptcy (faillite), insolvency, liquidation, administrative dissolution without liquidation (dissolution administrative sans liquidation), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de la faillite), moratorium, reorganisation and other laws of general application relating to or affecting the rights of creditors generally.

3.	Any power of attorney or agency (mandat) whether or not irrevocable will terminate by force of law, and without notice, upon the insolvency of the principal. A power of attorney or agency might become ineffective upon the principal entering into controlled management (gestion contrôlée) or reprieve from payment (sursis de paiement). The designation of a service of process agent may constitute (or may be deemed to constitute) a power of attorney or agency.

4.	A power of attorney may not be effective where it is given for the exclusive benefit of the attorney or a third party or the attorney is exposed to a conflict of interest. In that respect, some legal writers are of the opinion that the granting of a power of attorney by one party to its counterparty is not valid.

5.	We express no opinion on the effectiveness or ineffectiveness of a purported revocation, or the consequences of such revocation by the principal of a power of attorney or agency (mandat) expressed to be irrevocable.

6.	A Luxembourg company may only encumber its assets or provide guarantees in accordance with its corporate objects and for its corporate benefit. There is no Luxembourg legislation governing group companies which specifically regulates the establishment, organisation and liability of groups of companies. Consequently, the concept of group interest as opposed to the interest of the individual corporate entity is not expressly recognised. A company may, in principle, not encumber its assets or provide guarantees in favour of group companies in general (at least as far as parent companies and fellow subsidiaries of its parent companies are concerned).

Based on relevant French and Belgian case law and legal literature (to which Luxembourg courts are likely to refer in this context), we would take the view that a Luxembourg company may, in principle, validly assist other group companies if:

(a)	they are part of an integrated group;

(b)	it can be established that the company derives a benefit from granting such assistance or that at least, there is no disruption of the balance of interests in the group to the detriment of the Luxembourg company; and

(c)	the assistance is not in terms of the amounts involved disproportionate to the company's financial means and the benefits derived from granting such assistance.

If the assistance is deemed contrary to the interest of the company by the courts, its directors may be held liable for action taken in that context. Further, under certain circumstances, the directors of the Luxembourg company might incur criminal penalties based on the concept of misappropriation of corporate assets (article 1500-11 of the Luxembourg Companies Act). Article 1500-11 of the Luxembourg Companies Act makes it a criminal offence for the directors and managers of a Luxembourg company, whether having been officially appointed or being de facto directors or managers (which concept might include legal persons), if, acting in bad faith, they have made use of corporate assets or of corporate credit for uses other than those required by the interests of such company and for their own personal benefit or for the benefit of companies or enterprises in which they have a direct or indirect interest. It cannot be excluded ultimately that, if the relevant transaction were to be considered as a misappropriation of corporate assets by a Luxembourg court or if it could be evidenced that the other parties to the transaction were aware of the fact that the transaction was not for the corporate benefit of the Luxembourg company, the transaction might be declared void or ineffective based on the concept of illegal cause (cause illicite). Also, depending on the factual circumstances, a liquidator, an insolvency receiver or creditors of the assisting company could seek the liability of the banks (e.g., where the guarantee trigger has caused the insolvency of the assisting company and/or has caused a wider consequential loss to the creditors of such company).

7.	We express no tax opinion whatsoever in respect of any Company or the tax consequences of the transactions contemplated by the Agreements.

8.	We express no opinion as to whether the performance of the Agreements would cause any borrowing limits, debt/equity or other ratios possibly agreed with the tax authorities to be exceeded nor as to the consequences thereof.

9.	We express no opinion whatsoever on regulatory matters or matters of fact or on matters other than those expressly set forth in this legal opinion, and no opinion is, or may be, implied or inferred herefrom.

10.	The rights and obligations of the parties under the Agreements may be limited by the effects of criminal measures, including without limitation criminal freezing orders, public law sanctions or restraining measures taken from time to time under applicable laws treaties or other instruments.

11.	Any national or international economic sanctions or other similar measures that may be applicable, directly or indirectly, to any party to any of the Agreements may result in the obligations of that party or other parties to such Agreement being unenforceable or void or otherwise affected.

12.	A search at the Insolvency Register is not capable of conclusively revealing whether a (and the Negative Certificate does not constitute conclusive evidence that no) winding-up resolution or petition, or an order adjudicating or declaring a, or a petition or filing for, bankruptcy (faillite) or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), composition with creditors (concordat préventif de la faillite), judicial liquidation (liquidation judiciaire), administrative dissolution without liquidation (dissolution administrative sans liquidation) or similar action has been adopted or made.

13.	The corporate documents of, and relevant court orders affecting, a Luxembourg company (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver or similar officer) may not be held at the Register immediately and there is generally a delay in the relevant document appearing on the files regarding the company concerned. Furthermore, it cannot be ruled out that the required filing of documents has not occurred or that documents filed with the Register may have been mislaid or lost. In accordance with Luxembourg company law, changes or amendments to corporate documents to be filed at the Register will be effective (opposable) vis-à-vis third parties only as of the day of their publication in the Official Gazette unless the company proves that the relevant third parties had prior knowledge thereof.

14.	The Luxembourg Companies Act reserves the right and the power to decide on certain matters (such as the winding-up or the liquidation of a company, the merger, the increase of the share capital, the distribution of dividends or the amendment of the articles of incorporation of the company) exclusively to the shareholders of the company.

15.	A receiver may be limited in the exercise of its rights and powers (i) pursuant to the Luxembourg Companies Act and (ii), in the case of insolvency of a Luxembourg company, by the rights and powers of the insolvency receiver appointed by a Luxembourg court pursuant to Luxembourg insolvency laws. Further, the rights and powers of a receiver may not cover or extend to actions which, pursuant to the Luxembourg Companies Act or the Articles, require a decision of the shareholders of a Luxembourg company rather than the Luxembourg company itself.

16.	We express no opinion on the legal validity and the enforceability of the Agreements.